Uniform Commercial Code
P.O. Box 13193
Austin,Texas 78711-3193



Jane Nelson
Secretary of State

Office of the Secretary of State

September 29, 2023

The Cox Law Firm, PLLC
Attn:
1300 Norwood Drive
Suite 100
Bedford, TX 76022 -

Filing Fee:	$5.00
Total Filing Fee:	**$5.00**

Re: **Texas UCC Amendment Filing Acknowledgment**

_

The Texas Secretary of State's Office has received and filed your document. The information below reflects the data that was indexed into our system.

Initial Filing Type: **Financing Statement**

Amendment Filing Number: **23-00419670** Initial Filing Number: **18-0035922050**

Filing Date: **09/28/2023** Filing Time: **9:32 a.m.** Lapse Date: **10/10/2028**

Document Number: **1289500280002**

Amendment Type: **Continuation**

Please feel free to contact us at 512-475-2703 if you have any questions regarding the above information.

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